Exhibit 10.4

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is entered into by and between RiceBran Technologies, a California corporation (“RBT”), and Brent R. Rystrom, an individual (“Employee”), and is effective as of August 14, 2020 (“Effective Date”).  The parties agree as follows:

1.          Background and Purpose.  On October 12, 2018, Employee and RBT entered into an Amended and Restated Employment Agreement regarding the terms of Employee’s employment with RBT (“Employment Agreement”). The parties have agreed that Employee’s employment with RBT is terminated as of the Effective Date and that Employee will provide certain consulting services for RBT following the Effective Date as provided below.  In accordance with the terms of the Employment Agreement, Employee has agreed to release all claims against RBT.

2.             Employment Termination; Separation Payments. Employee’s employment with RBT shall terminate as of the Effective Date. Forthwith upon the Effective Date, RBT shall make all payments due from the period June 17, 2020 through the Effective Date, for compensation and benefits, including the delivery of stock certificate(s) evidencing the issuance of common stock in payment of compensation, in the manner and fashion as agreed and specified in the minutes of the meeting of the Board of Directors on June 17, 2020. Additionally, RBT shall pay Employee a cash lump sum payment equal to all previously accrued but unpaid compensation for unused vacation leave accruing through and including the Effective Date (344 hours equaling $55.404.64). In addition, within ten (10) days following the Effective Date, RBT shall pay Employee the Base Salary (as defined in the Employment Agreement) that Employee would have been paid had he remained employed with RBT for the ninety (90) day period following the Effective Date.

3.            Consulting Services; Benefits.  For a period not to extend beyond December 31, 2020, following the Effective Date, Employee agrees to be reasonably available during normal business hours to provide consulting and transition services for RBT as reasonably required by RBT with regard to the operations of the RBT business. During this period, RBT shall provide (or pay the premium expense pursuant to COBRA eligibility) continuing health care and insurance benefits at the same levels as provided by RBT for Employee immediately prior to the Effective Date. Employee will be paid for such consulting services, as set forth on Exhibit 1 attached hereto and made a part hereof. It is expressly understood and agreed that RBT will not share material non-public information to Employee, nor shall Employee be required to provide consultative services in connection with any matter that might involve the use or dissemination of material non-public information.

4.         Return of Property.  On the Effective Date, Employee agrees to surrender all RBT property, documentation, or information, in his possession or under his control including, but not limited to RBT files, notes, drawings, memoranda, records, business plans and forecasts, reports, proposals, personnel information, financial information, specifications, computer-recorded information, tangible property (laptop computer, mobile phone, iPad, etc.), entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of RBT (and all reproductions thereof in whole or in part). Employee agrees that he will not copy or download any files or programs from RBT’s computer or take or retain any other RBT property with him on the Effective Date.

5.            Post-Employment Restrictions; Proprietary Information and Non-Solicitation.  Employee acknowledges and agrees that the Proprietary Information Agreement dated March 8, 2017 between RBT and Employee remains in full force and effect. Without limiting the requirements of such agreement, Employee agrees to refrain from disclosing or using, for himself or others, any of RBT’s proprietary trade secret information. Employee represents that he has held all RBT confidential information confidential and will continue to do so.  Employee further acknowledge and agrees that the non-solicitation provisions of Section 2.5 of the Employment Agreement are and shall remain in full force and effect for a period of two (2) years after the Effective Date.  Nothing contained herein waives or limits any rights of RBT with respect to the Proprietary Information Agreement or Section 2.5 of the Employment Agreement.

6.            Non-Disparagement.  Employee and RBT each agree not to disparage or defame the other party, or its officers, directors, employees, shareholders or agents, as applicable, in any manner likely to be harmful to it or him, or its or his business, business reputation or personal reputation; provided that either party may respond accurately and fully to any question, inquiry or request for information to the extent required by applicable law.

7.            Release of Claims. Each of Employee and RBT (“Releasing Party”) hereby knowingly, voluntarily, and irrevocably releases and discharges the other party, its officers, directors, trustees, agents, representatives, attorneys, servants, employees, predecessors, successors, subsidiaries, parents, divisions, other corporate affiliates and their spouses, heirs, personal representatives, and assigns, and all persons or entities acting by, through, under, or in concert with any of them (collectively “Released Parties”) from any and all claims, demands, liabilities, judgments, damages, expenses, or causes of action of any kind or nature whatsoever (“Claims”) that the Releasing Party, his or its heirs, personal representatives, and assigns, and each of them, may have had, may now or hereafter have to assert, whether now known or unknown, including but not limited to breach of express or implied contract; breach of the covenant of good faith and fair dealing. Without limiting the foregoing, Employee specifically releases RBT from any and all Claims for wrongful discharge; public policy torts of any kind or nature; discrimination on the basis of age, sex, religion, disability, race, or any other reason prohibited by applicable law; claims under the Age discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and all applicable state laws, all as amended, or any other federal, state or local law, regulation, ordinance, or executive or administrative order; tort claims of any kind whatsoever; any other common law or statutory claims, claims for salary, wages, vacation pay, severance pay, bonus payments, commission payments, stock options except for those already vested and not yet exercised until they expire by their terms, or earnings of any kind, fringe benefits, medical or hospital expenses or benefits, litigation expenses, attorneys’ fees, employment reinstatement, compensatory damages of any kind, liquidated or statutory damages, and any other amounts; any and all other damages arising out of or connected in any way whatsoever with the employment of Employee by Released Parties, or any of them, at any time before the date of this Agreement, or with the termination of such employment.  The Releasing Party further warrants that he or it has not filed or asserted or transferred or assigned any cause of action released herein to any other person or entity prior to the signing of this Agreement and that he or it shall not do so.  the Releasing Party agrees to indemnify and hold Released Parties harmless against any claim, including attorneys’ fees actually paid or incurred, arising out of or in any way connected with any such filing, assertion, assignment or transfer or any such purported or claimed assignment or transfer. Pursuant to the terms of the Older Workers' Benefit Protection Act (“OWBPA”), Employee is waiving any claims he may have under ADEA arising prior to the date he/she executes this agreement.  Employee acknowledges that he has had twenty-one (21) days in which to consider the terms of this waiver.  Employee acknowledges that, by the terms of this Agreement, he has been advised in writing that the he should consult with an attorney regarding the terms and conditions of this Agreement.  Employee further acknowledges that, by the terms of this Agreement, he has been advised that following execution of this Agreement, he has seven (7) days in which he may revoke his/her waiver pursuant to the OWBPA and that this Agreement does not become effective with respect to the release of any OWBPA claims until the seventh (7th) day following execution of the Agreement.  Any notice of revocation of this Agreement must be sent to: RiceBran Technologies, Attention Brent Rosenthal, 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 977380.  The date, seven (7) days following the execution of this Agreement, shall be the effective date of the release of OWBPA claims under this Agreement.  Employee further acknowledges that he has consulted with an attorney and is fully aware of the rights and claims being released by his execution of this Agreement.  Employee hereby acknowledges that the waiver of claims under ADEA is only in exchange for consideration in addition to anything of value to which Employee is already entitled.  By signing this Agreement, Employee does not waive rights or claims under the ADEA that may arise after the date that this Agreement is signed.

8.           Resolution of Disputes. Any claim or controversy arising out of or pertaining to this Agreement, the Employment Agreement or the termination of Employee’s employment, including but not limited to, claims of wrongful treatment or termination allegedly resulting from discrimination, harassment or retaliation on the basis of race, sex, age, national origin, ancestry, color, religion, marital status, status as a veteran of the Vietnam era, physical or mental disability, medical condition, or any other basis prohibited by law (“Dispute”)  shall be resolved by binding arbitration as provided in Section 8.8 of the Employment Agreement, which Section remains in full force and effect for this purpose.

9.             Entire Agreement; Waiver; Amendment.  This document, the Proprietary Information Agreement and the surviving terms of the Employment Agreement specified herein constitute the entire agreement between the parties, all oral agreements being merged herein and therein, and supersedes all prior representations and agreements.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein or therein. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition hereof. The provisions of this Agreement may be modified or amended at any time by agreement of the parties.  Any such amendment or modification as hereinafter may be made, shall be ineffective to modify this Agreement in any respect unless in writing and signed by the party or parties against whom enforcement of the modification or amendment is sought.

10.          Severability.  If any provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given full force and effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

11.         Succession; No Assignment.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the respective parties hereto. This Agreement shall not be assigned by any party without the prior written consent of the other party. Any assignment contrary to the provisions of this Agreement shall be deemed a default under the Agreement, allowing the non-defaulting party to exercise all remedies available under law.

12.         Notices.  Any notice under this Agreement shall be provided in accordance with Section 8.3 of the Employment Agreement.

13.          Counterparts; Electronic Signatures.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one-in-the-same document. The words “execute,” “execution,” “signed”, “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures, including photographs of electronic signatures, sent via text and/or email

14.        Compliance with IRC Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.  Notwithstanding the foregoing, RBT makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall RBT be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signature Page to Follow]

The parties have entered into this Severance and Release Agreement as of the Effective Date first set forth above.

RICEBRAN TECHNOLOGIES,
a California corporation

/s/ Brent Rosenthal	/s/ Brent R. Rystrom
By:	Brent Rosenthal	By:	Brent R. Rystrom
Title:	Chairman of the Board of Directors

Address:	1330 Lake Robbins Drive, Suite 250	Address:
The Woodlands, Texas 977380

Exhibit 1

Calculation of Compensation for Consulting Services:

From a gross payment of $12,844.62, there shall be a deduction for the value of benefits paid (as hereinabove referenced) or the cost of COBRA premiums paid by RBT on behalf of Employee for the period from the Effective Date through December 31, 2020 to arrive at a “Net Amount.”*

Employee will receive shares of common stock of RBT; the number of shares to be equal in value to the aforementioned “Net Amount.”  The shares of stock shall be issued on or before August 31, 2020.

*In the event of the discontinuation of payment of COBRA premiums prior to 12/31/20, the parties agree to make adjustments to allow for the issuance of additional shares reflective of the pro rata reduction in premiums actually paid.